Exhibit 10.2
SECURED PROMISSORY NOTE

$2,000,000.00	May 2, 2008 Fort Lauderdale, Florida
     FOR VALUE RECEIVED, pursuant to that certain Stock Purchase Agreement (the “Agreement”) dated May 2, 2008, by and between Scorpion Performance, Inc., a Florida corporation (“the Company”) promises to pay to the order of Yali Golan and Leslie Golan, as husband and wife, (each a “Seller” and together, the “Sellers”) the principal amount of Two Million Dollars and No/100 ($2,000,000.00) subject to the following terms and conditions:
     1) Payment of Principal and Interest. The Company shall pay the principal sum of Two Million Dollars and No/100 ($2,000,000.00), together with 7% interest per annum on the remaining balance by making monthly payments to Sellers in an amount that would result in equal monthly payments being made until final payment of the remaining balance is due on January 1, 2013 (the “Due Date”). If the Company chooses in a given month (or months) to pay interest only (i.e., no principal) prior to the Due Date, then the Company may pay interest only for that month (or months), and the interest rate for each such month shall be at a rate of 10% per annum on the outstanding balance of the Note until the Due Date, at which time payment in full is due. Interest shall be computed hereunder based on a three hundred sixty (360) day year and paid for the actual number of days elapsed for any whole or partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. All sums payable to the Sellers shall be payable in lawful dollars of the United States of America.
     2) Extension of Due Date. If the Company is not in default of its obligations to Sellers at the time of the Due Date, then the Company may extend the Due Date of this Note for one additional five-year period. In the event the Due Date is extended pursuant to this Section 2, the Company shall begin paying to Sellers principal and interest in the amount of the greater of 10% per annum or prime plus 4% per annum (but not to exceed the amount permitted by law) on the remaining balance by making monthly payments to Sellers in an amount that would result in equal monthly payments being made until final payment of the remaining balance is due on January 1, 2018.
     3) Prepayment. The Company may prepay all or any part of the principal or interest without penalty.
     4) Security. As security for the full and timely payment of the amounts payable by the Company to Sellers under this Note, the Company will convey to Sellers a mortgage and security agreement in the form in the attached Exhibit “A” on the real property with a street address of 3000 SW 4th Avenue, Fort Lauderdale, Florida, and a legal description of:

C-1

The South 200.78 feet of the North 846.78 feet of the West 1/2 of the East 1/2 of the Southeast 1/4 of the Northwest 1/4 of Section 22, Township 50 South, Range 42 East, Less the West 40 feet thereof, lying, situate and being in Broward County, Florida (the “Mortgaged Property”).
     5) INTENTIONALLY LEFT BLANK.
     6) Related Transaction Documents. This Note and other related documents and agreements including, but not limited to, an addendum to the Lock Up Agreement; the Stock Purchase Agreement and the Mortgage and Security Agreement, are collectively, the “Related Transaction Documents”.
     7) Default. Each of the following constitutes a default (“Event of Default”):
          a. Failure of the Company to make any payment under the Note within 90 calendar days of the date such payment is due;
          b. Failure of the Company to comply with or to perform any other material obligation, covenant or condition contained in this Note, the Mortgage and Security Agreement or the Stock Purchase Agreement; or
          c. The dissolution or any other termination of the Company’s business as a going concern, the appointment of a receiver for any part of the Company’s property, any assignment for the benefit of the Company’s creditors, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company and, if instituted against the Company, the Company has not taken any action to answer, approve of, consent to or acquiesce in any such proceeding or admit the material allegations of such proceedings and such proceedings shall not be dismissed within thirty calendar days.
          d. Notwithstanding the foregoing in this section 7, the Company’s withholding payment pursuant to the Stock Purchase Agreement at paragraph 8 shall not constitute an Event of Default.
     8) Acceleration; Sellers’ Rights Upon Event of Default.
          a. If the Company sells the Mortgaged Property, then the full remaining balance will be accelerated and become immediately due and payable to Sellers at the time of sale.
          b. If foreclosure proceedings of any mortgage or lien of any kind superior or inferior to this mortgage are instituted against the Mortgaged Property, Sellers may at their option, declare the mortgage and the indebtedness secured due and payable.

          c. If an Event of Default occurs, Sellers shall have all rights and remedies as set forth in the Mortgage and Security Agreement and, subject to the Mortgage and Security Agreement, may exercise any and all rights and remedies available at law or in equity.
     9) Successors and Assigns. Sellers may only assign this Note and Mortgage and Security Agreement with the prior written consent of the Company, which consent shall not be unreasonably withheld, and only if the assignee agrees in writing to the Company, as a condition to such assignment, to be bound by all of the provisions of the Stock Purchase Agreement, the Mortgage and Security Agreement and the Related Transaction Documents to the same extent as if such assignee were a Seller. This Note will be binding in all respects upon each of the Company and Sellers and their successors and permitted assigns and inure to the benefit of their successors and permitted assigns.
     10) Governing Law. This Note shall be governed by and construed in accordance with the laws of Florida. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Broward County, Florida. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Broward County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated or discussed herein, and irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. Each party to this Note irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice. Nothing contained in this Note shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties to this Note irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated.
     11) Severability. Whenever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
     12) Headings and Captions. The headings and captions contained in this Note are set forth for the purpose of convenience only and shall be given no effect in the construction or interpretation of this Note.

     13)Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given as set forth in the Stock Purchase Agreement.
     14) Usury. Nothing contained herein or in the Stock Purchase Agreement or the Mortgage and Security Agreement or in any instrument securing this Note or any other instrument executed in connection with the loan evidenced hereby shall be construed or so operate as to require the Company to pay interest or any other charge for the use or loan of money at a greater rate than is now lawful in such case to contract for, or to make any payment, or to do any act contrary to applicable law. Should any interest paid by the Company, or parties liable for the payment of this Note result in the computation or earning of interest or other charge for the use or loan of money in excess of the maximum rate that is legally permitted under applicable law, then any and all such excess is hereby waived by the Sellers and holder hereof, and any and all such excess shall be automatically credited against any reduction of the balance due under this indebtedness, and the portion of said excess which exceeds the balance due under this indebtedness shall be repaid by the Sellers to the Company. The provisions of this Section shall supersede any inconsistent provision of the Stock Purchase Agreement, the Mortgage and Security Agreement or any other Related Transaction Document.
     15) Documentary Stamp Tax. The Company shall pay any and all documentary stamp taxes due on the principal amount of this Note and Mortgage.
     16) Entire Agreement; Changes to be in Writing. The Stock Purchase Agreement and Mortgage and Security Agreement are incorporated herein by reference. This Note and the Related Transaction Documents constitute the entire agreement of the Company and Sellers and supersede all prior undertakings and agreements with respect to the subject matter hereof. There are no oral agreements between or among the parties with respect to the transactions contemplated herein. No waiver, change, amendment or discharge of any term or condition hereof or any consent on the part of any party hereto shall be of any force or effect unless made in writing and signed by the party to be bound thereby.
     IN WITNESS WHEREOF, the undersigned has executed this Note in Fort Lauderdale as of the date first written above.

SCORPION PERFORMANCE, INC.
/s/ Robert Stopanio
President